UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 12b-25
NOTIFICATION OF LATE FILING

Check One:

[   ]Form 10-K   [    ]Form 20-F   [   ]Form 11-K   [ X  ]Form 10-Q  [   ] Form N-SAR

For Period Ended:   3 / 31 / 04

[   ] Transition Report on Form 10-K
[   ] Transition Report on Form 20-F
[   ] Transition Report on Form 11-K
[   ] Transition Report on Form 10-Q
[   ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________________

Read Instructions (on back page) Before Preparing Form. Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

_______________________________________________________________

PART I - REGISTRANT INFORMATION

Full Name of Registrant:

International Sports and Media Group, Inc.

Former Name if Applicable

Address of Principal Executive Office (Street and Number):

3803 Mission Blvd. Suite 290
San Diego, CA 92109

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed.

(Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

[ X ] (b) The subject year end report on Form 10-QSB will be filed on or before the fifth calendar day following the prescribed due date; and

[      ] (c) The accountant's statement or other exhibit required by Rule 12(b)-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-QSB could not be filed within the prescribed time period.

The Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, could not be filed within the prescribed time period because the audited financial statements for the period were not received in time sufficient to complete the filing within the prescribed period without unreasonable effort or expense.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

Yan Skwara                                     (858)                            488-7775 ext. 204

(Name)                                          (Area Code)                       (Telephone No.)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such report been filed? If answer is no, identify report(s).

  [ X  ] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

 [   ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

International Sports and Media Group, Inc.
_______________________________________________________
(Name of Registrant as Specified in Charter)

has caused this notification to be signed on their behalf by the undersigned hereunto duly authorized.

Date: May 14 , 2004____________________________                            By: /s/ Yan K. Skwara
                                                                                                                 ________________________________________

                                                                                                                  Yan K. Skwara, Chief Executive Officer

Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION INTENTIONAL MISSTATEMENTS OR OMMISSION OF FACT CONSTITUTE FEDERAL CRIMINAL
VIOLATIONS (SEE 18 U.S.C. 1001)